Exhibit (p)(6)

Deutsche Bank Compliance

Deutsche Bank Compliance

Code of Ethics – AWM US

Table of Contents

1. Overview	4
2. General Rule	5
3. Standards of Business Conduct	6
4. Definitions	7
5. Restrictions	9
A. General	9
B. Specific Blackout Period Restrictions	10
C. New Issues (“IPOs”)	12
D. Short-Term Trading	12
E. Holding Period Requirement	12
F. Restricted Lists	13
G. Private Placements, Private Investment Partnerships and Other Private Interests	13
H. Other General Restrictions	14
6. Compliance Procedures	15
A. Designated Brokerage Accounts	15
B. Pre-Clearance	16
C. Deutsche Mutual Fund Holdings	17
D. Requirements Applicable to External, Temporary or Contract Employees	17
E. Reporting Requirements	17
F. Confirmation of Compliance with Policies	19
7. Other Procedures/Restrictions	19
A. Service on Boards of Directors	19
B. Outside Business Affiliations	19
C. Executorships	19
D. Trusteeships	20
E. Custodianships and Powers of Attorney	20
F. Gifts and Entertainment	20
G. Rules for Dealing with Governmental Officials and Political Candidates	21
H. Confidentiality	22
8. Supervision	22
9. Sanctions and Red Flags	23
10. Interpretations and Exceptions	23
11. Business-Line and Infrastructure Controls	23
12. Associated Policies	23

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Code of Ethics – AWM US

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1.	Overview

Deutsche Bank’s Values and Beliefs

Deutsche Bank (“DB”) has established a clear set of values and beliefs which lie at the core of what we do - Integrity, Sustainable Performance, Client Centricity, Innovation, Discipline and Partnership. These values guide our behavior with clients, with each other, with our shareholders and with the communities we serve. They define the type of institution Deutsche Bank aspires to be. Each of the values rests on a set of beliefs which set out how we seek to conduct ourselves as we live our values and reflects our own history, the interests of our stakeholders and the changing environment in which we operate.

Risk Culture

With these guiding values, Risk Management defined and embedded a set of risk culture behaviors that align with those values. These behaviors, listed below, operationalize DB’s values enhancing its corporate governance through a strong risk management culture and establishing DB’s expectations that all Employees take a holistic approach to managing risk and return and effectively managing DB’s risk, capital and reputation. These behaviors include:

—	Being fully responsible for managing and mitigating DB’s risks where possible.
—	Being rigorous, forward looking, and comprehensive in the assessment of risk.
—	Inviting colleagues to challenge behaviors inconsistent with our risk culture.
—	Being cautious of any conflicts of interests.
—	Troubleshooting collectively.
—	Placing DB’s reputation at the heart of all decisions.

Fiduciary Obligations

In conducting our activities within DB’s values and beliefs within the context of a strong risk management framework, Deutsche Asset & Wealth Management (“AWM”) Employees must also be cognizant of our fiduciary obligations. AWM Employees will, in varying degrees, participate in or be aware of fiduciary and investment services provided to investment advisory clients, pooled vehicles, institutional investment clients, employee benefit trusts and other types of investment advisory accounts. As a fiduciary, we have an obligation to act solely in the best interest of our clients. The fiduciary relationship mandates adherence to the highest standards of conduct and integrity. We will at all times conduct ourselves with integrity and distinction, putting the interests of our clients first and beyond all others.

The Code

The Deutsche Asset & Wealth Management US Code of Ethics (the “Code”) sets forth the specialized rules for business conduct and guidelines for the personal investing and business activities generally required of employees within AWM. The provisions of the Code apply to all US AWM employees. This includes the following:

•	All Asset & Wealth Management employees in the US in the Active, Passive, Lending & Deposits, Global Client Group (“GCG”), Alternative Real Assets (“ARA”) and Alternative Fund Solutions Groups (“AFS”);

•	All employees of Deutsche Bank Securities Inc. (“DBSI”) Private Client Services (“PCS”) division in the US;

•	All employees of Deutsche Bank (“DB”) Private Bank in the US;

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•	All other employees involved in executing or supporting DB’s US Registered Investment Adviser (“RIA”) businesses, including those who are dual-hatted into a DB RIA; and

•	Any employees as the Compliance Department (“Compliance”)1 may determine to be covered by this Code, from time to time.

ARA Employees are subject to additional personal trading restrictions which are described in their business specific procedures.

This Code applies in addition to the associated policies in Section 12.

For access to the policies and procedures, see the DB Policy Portal.

Together, this Code, the Code of Business Conduct and Ethics – DB Group, Employee and Employee- Related Accounts Trading Policy & Procedures – APAC, Americas & EMEA (ex Germany) (“ETRA Policy”) and other associated policies in Section 12 underscore DB’s commitment that in all of our dealings, we will act with fairness, decency and integrity and adhere to the highest standards of ethics.

The success of this commitment depends on the conduct of each DB employee.

Accordingly, each employee must have a reasonable knowledge of the policies that are applicable to them and their businesses. Supervisors are responsible for instituting reasonable measures pursuant to the CCF Risk Categories – Written Supervisory Procedures – Deutsche AWM (“WSP”) to make sure that employees understand them, are kept up-to-date of any changes, and comply with them.

Any questions as to the interpretation of the Code should be referred to a Compliance Officer for further assistance.

2.	General Rule

This policy applies to all AWM US Employees. External, Temporary and Contract Employees, depending on their period of service, may be subject to all or part of the Code. All Employees must be mindful of their fiduciary duties towards their clients within the framework of legal and regulatory requirements. Consistent with this standard, the interests of AWM clients take priority over the investment desires of AWM and AWM Employees. All AWM Employees must conduct themselves in a manner consistent with the requirements and procedures set forth in the Code as follows:

•	All conflicts or appearance of conflicts must be identified, mitigated or managed, between the self-interest of any Employee and the responsibility of that Employee to DB, its shareholders or its clients.[2] AWM business management maintains a register of actual and potential conflicts of interest identifying global applicability. Employees should familiarize themselves with the register. As per the WSP, Employees should notify Compliance promptly if a conflict has not been properly managed, mitigated and/or disclosed. The register can be accessed at:

https://mydb.intranet.db.com/docs/DOC-179696

•	Pursuant to the Anti-Bribery and Corruption Policy – DB Group, all Employees must never improperly use their position with DB for personal or private gain to themselves, their family or any other person.

1 “Compliance” refers to the DB Americas Compliance Department (generally referred to herein as “Compliance” and/or its unit specifically designated to the AWM business unit, “AWM Compliance”).

2 The rules herein cannot anticipate all situations which may involve a possible conflict of interest. If an Employee becomes aware of a personal interest that is, or might be, in conflict with the interest of a client, that person should disclose the potential conflict to AWM Compliance or Legal prior to executing such transaction.

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Employees are required to comply with applicable US federal securities and banking laws and may also be required to comply with other policies imposing separate requirements. Specifically, they may be subject to laws or regulations that impose restrictions with respect to personal securities transactions, including, but not limited to, Section 17(j) and Rule 17j-1 under the Investment Company Act of 1940. The purpose of this Code is to ensure that, in connection with his or her personal trading, no Employee shall conduct any of the following acts in connection with a client account:

•	Employ any device, scheme or artifice to defraud;

•	Make any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statement not misleading;

•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit;

•	Engage in any manipulative practice; or

•	Spread any rumors or misinformation that is known to be false or misleading; this includes rumors that may reasonably be expected to affect market conditions. Discussion of unsubstantiated information published in a widely circulated public media is allowed so long as any unsubstantiated information is sourced to the news outlet and is made clear that the information is not based on fact.

Any Employee who discovers a violation of the Code is personally required to report the violation to Compliance, and if he or she does not do so, the Employee shall be deemed in violation of this Code, subject to the exception noted below, or elsewhere herein. The Chief Compliance Officer(s) (or designee) or Heads of Department / Function and Compliance senior management will receive periodic reports of all violations of the Code.

Any Employee who violates the Code may be subject to the issuance of a Red Flag resulting in disciplinary actions, including possible termination of employment and regulatory sanctions and fines. Please refer to Section 9 for additional information regarding Sanctions and Red Flags.

If it is not practicable to report the violation to the noted contacts above, Employees should refer to the Whistleblower Policy – Deutsche Bank Group. This policy sets forth the reporting requirements and procedures for any possible violations of the Code. It also refers to the DB Employee Hotlines which can be found at the following link:

https://mydb.intranet.db.com/docs/DOC-199157

The hotlines are toll-free numbers available 24 hours/7 days a week/365 days of the year and can be used to relay any issues or concerns about potentially unethical or inappropriate business practices on an anonymous basis.

3.	Standards of Business Conduct

DB has established minimum personal and professional conduct standards in the Code of Business Conduct and Ethics – DB Group, Human Resources policies, and various Compliance policies to facilitate compliance with applicable laws, rules and regulations when carrying out responsibilities on behalf of DB. DB will provide ongoing training and education on personal and professional conduct issues.

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In sum, these standards require that all Employees:

•	Conduct all business done on behalf of DB in a professional, fair and legal manner.

•	Attend all applicable training and education programs.

•	Respond to external requests for information only following consultation with, and agreement of the appropriate DB department.

•	Communicate on behalf of DB in a professional manner and ensure such communications are clear, fair, balanced and accurate to the best of their knowledge.

•	Do not engage in any internal or external business activities or dealings that could interfere with your employment with DB or may result in a conflict of interest or give the appearance of impropriety.

•	Record, maintain and report accurately all information you create or control.

•	Maintain the confidentiality of all information about DB, its customers and other companies that you create, control or have access to.

•	Use DB’s approved systems and facilities for business purposes.

•	Do not trade or recommend securities (or encourage others to do so) on the basis of “inside information”.

•	Know DB’s information barrier controls, in particular, where they and their business division sit with regard to these controls.

•	When dealing with customers, ensure that your conduct complies with appropriate rules and regulations including applicable stock exchange and self-regulatory organization rules (for example, NYSE and FINRA).

•	Know and follow DB’s Anti-Money Laundering Program, New Client Adoption requirements and embargoes.

•	Report promptly any suspected violation of DB policy or illegal conduct.

In particular, DB expects all employees to act with fairness, decency and integrity and adhere to the highest standards of ethics, avoiding any activity, interest or external association that could impair or give the appearance of impairing Employees’ abilities to perform their work objectively and effectively. If a conflict of interest arises, it must be managed promptly and appropriately, and with the interests of customers paramount to all others.

Employees will, in varying degrees, participate in or be aware of fiduciary and investment services provided to investment advisory clients, registered investment companies, institutional investment clients, employee benefit trusts and other types of investment advisory accounts. The fiduciary relationship mandates adherence to the highest standards of conduct and integrity. Employees will at all times conduct themselves with integrity and distinction, putting first the interests of clients.

4.	Definitions

A.	“Accounts/Trading Account” shall mean any banking, investment or other account through which Employees can purchase, sell or hold securities products, excluding custodial accounts opened at a DB group company specifically and solely for the purpose of receiving DB stock.

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B.	“Business Signatory Officer” (“BSO”) is an Employee designated to approve personal transactions (for example, a supervisor or line manager).

C.	“Compliance” shall mean the designated compliance officer contact assigned to support a specific business line.

D.	“Discretionary Managed Account” shall mean trading accounts that falls into one of two categories:

(i)	Accounts where (A) the Employee or Family/Household Member has fully delegated the investment decision to a third-party by means of a written Discretionary Investment Management Agreement, and (B) the investment manager maintains full discretionary control over the Account and confirms that the Employee or Family/Household Member will not be permitted to direct or influence trading in the Account; or

(ii)	Accounts where (A) the investment manager maintains full discretionary control over the Account, and (B) the Account is programmatically managed (i.e., all accounts in the programme are managed identically and the broker does not adjust the trading strategy to conform to any specific views or preferences).

E.	“Employee” is a general term which shall include all Investment Personnel and Access Persons[3].

F.	“Employee and Employee-Related Account” shall mean trading accounts owned or controlled by Employees or Family/Household Members.

G.	“External, Temporary or Contract Employees” shall mean individuals working at or for DB who are not directly employed by DB.

H.	“Investment Personnel” shall mean and include:

(i)	Portfolio Managers, portfolio consultants, traders, analysts (including other Employees who work directly with these individuals in an assistant capacity) and others as may be determined by AWM Compliance. As those responsible for making investment decisions (or participating in such decisions) in client accounts or providing information or advice to Portfolio Managers or otherwise helping to execute or implement the Portfolio Managers' recommendations, Investment Personnel occupy a comparatively sensitive position, and thus, additional rules outlined herein apply to such individuals.

(ii)	PCS Client Advisors are considered Investment Personnel.

I.	“Mutual Funds” shall include all open end investment companies registered under the Investment Company Act of 1940, other than money market mutual funds unless otherwise directed by Compliance.

J.	“Securities” shall include equity or debt securities, including closed-end investment companies, derivatives of securities (such as options, warrants, and ADRs), futures, swaps, commodities, securities indices, exchange-traded funds, government and municipal bonds and similar instruments, but do not include:

3  All AWM employees in the US are generally considered Access Persons for the purposes of this Code. An Access Person is a supervised person who has access to non-public information regarding clients' purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are non-public. A supervised person who has access to non-public information regarding the portfolio holdings of affiliated mutual funds is also an Access Person.

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(i)	Bankers’ acceptances;
(ii)	Bank certificates of deposit;
(iii)	Commercial paper;
(iv)	High quality short-term debt instruments, including repurchase agreements; and
(v)	Mutual Funds, other than mutual funds required to be reported.

5.	Restrictions

For purposes of the Code, a prohibition or requirement applicable to any Employee applies also to transactions in Securities and Mutual Funds for any of that Employee’s Employee Related Accounts, including transactions executed by that Employee's spouse or relatives living in that Employee's household (see definition under 4.F. above).

Employees must ensure conflicts or appearance of conflicts are identified, mitigated or managed, between their duties and responsibilities and their personal investment activities. To avoid potential conflicts, absent specific written approval from their Managing Officer4 and Compliance, Employees should not personally invest in Securities issued by companies with which they have significant dealings on behalf of AWM, or in investment vehicles sponsored by such companies. Additional rules that apply to Securities transactions by Employees, including the requirement for Employees to pre-clear personal Securities transactions and rules regarding how Employee Related Accounts must be maintained are described in more detail later in this Code.

Note that violations of these Restrictions may result in an employee receiving a Red Flag. See Sanctions and Red Flags, Section 9 for further information.

A.	General

(i)     The Basic Policy: Employees have a personal obligation to conduct their investing activities and related Securities and Mutual Fund transactions lawfully and in a manner that avoids actual or potential conflicts between their own interests and the interests of AWM and its clients. Employees must carefully consider the nature of their responsibilities – and the type of information that he or she might be deemed to possess in light of any particular Securities and Mutual Fund transaction – before engaging in that transaction.

(ii)     Material Non-public Information: An employee who is in possession of or believes they are in possession of material non-public information about or affecting Securities or their issuer should promptly notify Compliance (and no one else, including AWM personnel). Such Employees are prohibited from buying or selling such Securities or advising any other person to buy or sell such Securities.

See also the Information Security Principles – DB Group and the Handling Confidential and Non-Public, Price Sensitive Information and Chinese Walls Policy - DB Group.

(iii)     Firm and Departmental Restricted Lists: Employees are not permitted to buy or sell any Securities that are included on the Compliance Restricted List (available at https://cresta.uk.intranet.db.com/cwa/rl/overview.jsp or can be accessed from the Compliance intranet home page) and/or other applicable restricted lists. See “Restricted Lists” below.

4 For purposes of this policy, “Managing Officer” is defined as an officer of at least the Managing Director level to whom the Employee directly or indirectly reports, who is in charge of the Employee’s unit (e.g., a Department Head, Division Head, Function Head, Group Head, General Manager, etc.).

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(iv)	Front-Running: Employees are prohibited from buying or selling Securities, exchange traded closed-end funds, or other instruments in their Employee Related Accounts so as to benefit from the Employee’s knowledge of the Firm’s or a client's trading positions, plans or strategies or forthcoming research recommendations.

B.	Specific Blackout Period Restrictions

(i)	SAME-DAY RULE:

Employees shall not knowingly or otherwise effect the purchase or sale of a Security for an Employee Related Account on a day during which any AWM client account5 has a “buy” or “sell” order for the same Security, until that order is executed or withdrawn. PCS Investment Personnel may aggregate their Employee Related trades with the trades of client accounts where the individual has discretionary trading authority as described below in (iii) 1-Day Rule.

(ii)	5-DAY RULE:

a)	Investment Personnel (except PCS Investment Personnel) shall not effect the purchase or sale of a Security for an Employee Related Account within five calendar days before or five calendar days after the same Security is traded (or contemplated to be traded) for a client account with which the individual is associated.

b)	Employees and other personnel of the Fixed Income portfolio management team or the Equity portfolio management team who have real time access to their respective team’s global research (or has access to both Fixed Income and Equity global research) , shall not effect the purchase or sale of a Security for an Employee Related Account within five calendar days before or five calendar days after the same Security: (a) has its internal rating upgraded or downgraded; or (b) has research coverage initiated.

c)	Employees identified as having access to Fixed Income or Equity model portfolio changes shall not effect the purchase or sale of a Security for an Employee Related Account within five calendar days before or five calendar days after the same Security is added to/deleted from or has its weighting changed in the model portfolio.

(iii)	1-DAY RULE (Applicable to PCS Investment Personnel only):

PCS Investment Personnel shall not effect the purchase or sale of a Security for an Employee Related Account within one business day before or one business day after the same Security is traded by a client account with which the individual has discretionary trading authority. PCS Investment Personnel are, however, permitted to aggregate their Employee Related trades with the trades of client accounts where the individual has discretionary trading authority. Orders for client accounts should still receive preference over trades in Employee Related Accounts of PCS Investment Personnel. If delays are experienced in obtaining supervisory or compliance approvals for the purchase or sale of a Security for an Employee Related Account, the client order should not be delayed or postponed.

5 Open orders for PCS client accounts are excluded from the Same Day Rule requirement. In addition, personal trading should not be blocked by client orders marked as market-on-close (“MOC”) provided that the Employee trading is not part of the portfolio management team that placed the MOC order.

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(iv)	DB Securities:

During certain times of the year, all DB employees are prohibited from conducting transactions in the equity and debt Securities of DB, which affect their beneficial interest in the Firm. Compliance generally imposes these “blackout” periods around the fiscal reporting of corporate earnings. Blackouts typically begin three days prior to the expected quarterly or annual earnings announcement and end after earnings are released publicly. Additional restricted periods may be required for certain individuals and events, and Compliance will announce when such additional restricted periods are in effect. Employees are prohibited from trading in options on DB securities.

The only permissible transactions in DB Securities (excluding DB Proprietary Products) are purchases and long sales of DB stock and debt. In general, the hypothecation of, hedging of long stock positions with stock options or other equity derivatives, and short selling of DB Securities, are prohibited. This prohibition includes the hedging of un- vested DB Securities granted to Employees.

(v)	Exceptions to Blackout Periods (above items i and ii only):

The following are exempt from the specified blackout periods:

•	The purchase or sale of 500 shares or less in companies comprising the S&P 500 Index;

•	ETFs (Exchange-Traded Funds – e.g., SPDRs or “Spiders” (S&P 500 Index), DIAs or “Diamonds” (Dow Jones Industrial Average), etc.) and similar securities/products;

•	Purchases or sales which are non-volitional on the part of either the Access Person, an investment company, or another US client.

•	Government and municipal bonds;

•	Currency and Interest Rate Futures;

•	Shares purchased under an issuer sponsored DRIPs, other than optional purchases;

•	To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of Securities; and

•	Securities purchased under an employer sponsored stock purchase plan or upon the exercise of employee stock options.

Note: Transactions in derivative instruments, including warrants, convertible Securities, futures, swaps and options, etc. shall be restricted in the same manner as the underlying Security.

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C.	New Issues (“IPOs”)

Employees are prohibited from purchasing or subscribing for Securities pursuant to an initial public offering. This prohibition applies even if DB (or any affiliate) has no underwriting role and/or is not involved with the distribution. However, approval may be granted by Compliance to participate in a particular IPO where DB does not act as an underwriter.

D.	Short-Term Trading

Employees must always conduct their personal trading activities lawfully, properly and responsibly, and are encouraged to adopt long-term investment strategies that are consistent with their financial resources and objectives. DB generally discourages short-term trading strategies, and Employees are cautioned that such strategies may inherently carry a higher risk of regulatory and other scrutiny. In any event, excessive or inappropriate trading that interferes with job performance or compromises the duty that DB owes to its clients and shareholders will not be tolerated.

E.	Holding Period Requirement

Positions in Securities and DB advised/sponsored Funds must be held for a minimum of 30 calendar days following the trade date. Requirements under the holding period may be waived in exceptional circumstances by Compliance.

Mutual Funds subject to periodic purchase plans including your Employee-sponsored benefit plans (e.g., DB 401(k) plan) are subject to short term trading limitations as per the Fund’s prospectus.

For PCS Investment Personnel and other PCS front office personnel (e.g. Sales Assistants), the holding period is seven (7) days.

The following are exempted from this restriction:

•	Shares purchased under an issuer sponsored DRIPs, other than optional purchases;

•	To the extent acquired from the issuer, purchases effected upon the exercise of rights issued pro rata to holders of a class of Securities;

•	Securities purchased under an employer sponsored stock purchase plan;

•	Securities pre-cleared and purchased with a specific stop-limit provision attached;

•	Exchange traded funds (Note: DB sponsored ETFs are subject to the 30 Day Rule);

•	Fixed Income Mutual Funds investing in government bonds with “short-term” in their name; and

•	Mutual Funds other than Deutsche Mutual Funds, for which AWM does not serve as sub-advisor. (Note: Both Deutsche Mutual Funds and closed-end investment companies are subject to the 30-Day Rule.)

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F.	Restricted Lists

(i)	DB Restricted List

The DB Restricted List is comprised of securities in which the normal trading or recommending activity of DB and its employees is prohibited or subject to specified restrictions. While the DB Restricted List is distributed extensively internally and posted on the intranet, its composition is generally considered sensitive and should not be shared outside of DB.

All employees are responsible for checking the Restricted List prior to entering into any transaction, soliciting customer orders or issuing research. Failure to observe the requirements of the Restricted List is considered a serious disciplinary matter and may result in sanctions, which could include dismissal.

The Restricted List can be found at https://cresta.uk.intranet.db.com/cwa/rl/overview.jsp or can be accessed from the DB Compliance intranet home page under Useful Links.

For additional information, please also see the Restricted List Policy – DB Group.

(ii)	AWM Restricted List

The AWM Restricted List is comprised of securities for which Employees have reported material non-public information or for various other reasons which result in the need to restrict trading for certain Employees. The AWM Restricted List is not published outside of Compliance. Personal trade requests for transactions in securities which are on the AWM Restricted List will be automatically denied. During the time that a security is placed on the Restricted List, effecting any personal purchase or sale transactions involving that security for the period of time that it is on the Restricted List, is prohibited.

G.	Private Placements, Private Investment Partnerships and Other Private Interests

Prior to effecting a transaction in private Securities (i.e., Securities not requiring registration with the Securities and Exchange Commission and sold directly to the investor), or purchasing or subscribing for interests of any kind in a privately held company, private investment partnership, or industrial/commercial property, all Employees must first, in accordance with DB policy, obtain the approval of his/her supervisor and then pre-clear the transaction with Compliance, including completing the questionnaire in the Employee Trade Request Application (“ETRA”) system. Any new Employee, who holds an interest in any of the above, must disclose such holdings to the Compliance Department within 10 days of employment.

(i)	DB-Sponsored Private Placements, Private Investment Partnerships and Other Private Interests

Employee investments or transactions (including liquidations) in DB’s Proprietary Products (for example, Global Equity Derivatives structured notes (equity-linked notes/mandatory convertible notes), DB-issued private equity or real estate funds, etc.) raises special concerns regarding the potential for conflicts of interest or the appearance of conflicts. In addition, pursuant to Volcker Rule, Employees may not invest in DB-sponsored private funds, which are exempt from registration under Section 3(c)(1) or 3(c)(7) (“Related Covered Funds”), except for any employee who is directly providing investment advisory or other services to the fund. Accordingly, transactions in such securities must be reported to and approved in advance by the employee’s supervisor and the Employee Trading Group, and Compliance is responsible for assessing employee requested trades in Related Covered Funds. Specific questions will be asked regarding Proprietary Products and specific restrictions will apply. Employees must complete the on-line Private Transactions Pre-Clearance Questionnaire (available on ETRA) to obtain approval for such requests. Employees should not proceed with any such investments until they have obtained approval from the Employee Trading Group.1

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In addition, the following categories of employees are prohibited from investing in any Proprietary Product sponsored by Wealth Management’s (“WM’s”) Americas Execution Teams and/or approved by the Product Review Committees (“PRCs”) of PCS, WM US Onshore and/or WM LatAm:

•	All Americas Execution teams employees;

•	All members of the Product Review Committees;

•	All persons involved in the origination, structuring, due diligence review and/or approval of the product; and

•	All persons involved in making a trading market or facilitating investors’ after-market liquidations/unwinds or investments in the product.

H.	Other General Restrictions

Employees are also subject to the following general restrictions:

•	Employees are prohibited from sharing in the profits and losses of customer accounts (unless the customer is a family member of the employee, for example, joint accounts).

•	Taking unfair advantage of any customer, supplier, competitor or other firm information through manipulation, concealment, abuse of privileged information, misrepresentation of material fact or any other unfair dealing or practice.

•	Accepting personal fees, commissions, other compensation paid or expenses paid or reimbursed from others, not in the usual course of DB's business, in connection with any business or transaction involving DB.

•	Using non-approved/sponsored DB systems (information technology and electronic communications system) to conduct DB business.

•	Permitting firm property (including data transmitted or stored electronically and computer resources) to be damaged, lost, misused, or intercepted in an unauthorized manner.

•	Borrowing or accepting money from customers or suppliers unless the customer or supplier is a financial institution that makes such loans in the ordinary course of its business.

•	Providing customers with legal, tax or accounting advice.

•	Doing any of the above actions indirectly through another person.

•	Entering into cross transactions between the employee’s accounts and any other account.

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•	Contacting other broker-dealers to prearrange trades for their accounts.

•	Effecting transactions that might raise or give the appearance of a conflict with the employee’s duties or responsibilities with DB.

•	Timing transactions in Employee and Employee-Related or client accounts to take advantage of possible market action caused by transactions in other client accounts.

6.	Compliance Procedures

A.	Designated Brokerage Accounts

All Employees in the US (other than those in Private Client Services – see Additional Requirements for PCS Personnel) must maintain their Employee and Employee-Related Accounts with a Designated Broker (provided below). Upon joining DB, new employees must make best efforts to complete the transfer of all Accounts to a Designated Broker within 60 days of the start of employment.

Exceptions to the Designated Broker Requirement will be given only where a Household/Family Member is employed by another financial institution with its own conflicting Designated Broker requirement (i.e., the “spousal exception”). All other requirements, including but not limited to the disclosure and pre-approval requirements, apply to Accounts granted a spousal exception.

At the present time, the US has the following Designated Brokers: Deutsche Bank Alex. Brown Full Service Brokerage, Deutsche Bank Alex. Brown Employee Brokerage Services, Deutsche Bank Private Bank, E*Trade, Charles Schwab, and Fidelity.

Under no circumstance is an Employee permitted to open or maintain any Employee Related Account that is undisclosed to Compliance. Also, the policies, procedures and rules described throughout this Code of Ethics apply to all Employee Related Accounts.

Accordingly, all Employees are required to open and maintain their Employee Related Accounts in accordance with the Employee Trading Policy – DB Group and the Employee and Employee- Related Accounts Trading Policy & Procedures – Americas, APAC, EMEA (ex-Germany).

(i)	Additional Requirements for PCS Personnel

To facilitate effective supervision and monitoring, all Employee and Employee-Related Accounts of PCS RIA Investment Personnel must be held at Deutsche Bank Alex. Brown. Accounts held at any outside brokerage firms (including E*TRADE, Fidelity and Charles Schwab etc) are generally prohibited and must be promptly transferred to Deutsche Bank Alex. Brown.

All other PCS personnel must maintain their accounts with an approved designated broker (as noted above).

Exceptions may be granted on a very limited basis and only upon the prior written request and approval of senior management, the DBSI RIA Chief Compliance Officer or designee and the Employee Trading Group. Any outside account approved as an exception to this requirement will be subject to special reporting requirements as detailed in Section E, below.

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B.	Pre-Clearance

All Employee Trades must be pre-cleared by the: 1) employee’s supervisor (or designee); and 2) the Employee Trading Group. Execution of a trade may not take place until the trade has been pre- cleared by the supervisor (or designee) and the Employee Trading Group. Failure to complete the pre-clearance process may result in cancellation of the Employee Trade and disciplinary action, including termination. Employees are responsible for all consequences resulting from cancelled employee trades that were not processed in accordance with this Code or related DB policies and procedures.

Pre-clearance of employee trades must be processed via ETRA through ComplianceDirect, which is available on the Employee Compliance Application Portal accessible on dbnetwork Americas. Approvals are valid only for the day granted. Good Till Cancelled (“GTC”) orders are NOT permitted in instruments for which pre-clearance is required. If the security or product is NOT subject to pre-clearance (e.g., ETFs (excluding DB sponsored ETFs which must be pre-cleared), currencies, treasuries, indexes, etc.), extended period limit orders may be entered.

Excluding DB proprietary products6, the following are exempted from the pre-clearance requirement:

•	Trading in Discretionary Managed Accounts (i.e., accounts where the Employee exercises no discretion in relation to the management of the account or selection of underlying investments);

•	Cash commodities where the Employee accepts physical delivery;

•	Transactions in college savings plans (e.g., US 529 Plans) ;

•	Transfers from one Account to another Account of the same Employee, provided that the second Account was disclosed in accordance with this Policy;

•	Receipt of securities under automatic Dividend Reinvestment Plans; however optional purchases in, and sales out of, a DRIP account do require pre-clearance

•	Mutual Funds (including Deutsche Mutual Funds);

•	Unit Trusts;

•	Tracker funds;

•	Index products where no single stock has a weighting of more than 20% (unless the Employee is an index trader, in which case pre-approval is required);

•	Venture capital trusts;

•	ETF (unless the Employee is a member of the Research Department, in which case pre- approval is required);

•	Collective Investment Schemes and Index Mutual Funds (e.g., non-sector specific indices such as CAC 40, S&P 500, DAX etc.); and

•	Cash management vehicles such as money market funds/liquid schemes

6 DB Mutual Funds are exempt from the pre-clearance requirement.

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C.	Deutsche Mutual Fund Holdings

All Employees are required to maintain their holdings of Deutsche Mutual Funds in the DB 401(k) Plan, in E*Trade, Charles Schwab, DB Alex.Brown, Charles Schwab, or Fidelity brokerage accounts, or directly with DeAWM Distributors, Inc. (“DeAWM Distributors”) ..

D.	Requirements Applicable to External, Temporary or Contract Employees

Subject to locally applicable employment law, External, Temporary and Contract Employees employed at or with the Bank for a period of 3 months or longer are subject to all requirements of this Policy.

External, Temporary and Contract Employees employed at or with the Bank for a period of less than three (3) months are subject to all Restrictions set forth in Section 5 of this Policy.

E.	Reporting Requirements

(i)	Disclosure of Employee Related Accounts/Provision of Statements

As stated in Section 6.A. Designated Brokerage Accounts above, upon joining DB, new Employees are required to disclose all of their Employee or Employee-Related Accounts to Compliance, and must carry out the instructions provided to conform such Accounts, if necessary, to DB policies.

Furthermore, note that while Designated Managed Account(s) are exempt from pre-clearance and trade reporting requirements, on a periodic basis, as determined by Compliance, all US employees and their discretionary third party manager(s), must certify that the Employee did not have influence or control over his/her Discretionary Managed Account(s). Compliance may request reports on holdings and/or transactions made in the Account(s) to identify transactions that would have been prohibited pursuant to the Code.

(ii)	Initial Personal Securities Holdings Report (“IPSHR”)

In addition, no later than ten (10) days after an individual becomes an Employee (i.e., joining/transferring into AWM, etc.), he or she must also complete and return a “Personal Securities Holdings Report” (filed during the “new hire” Code of Ethics Annual Acknowledgement) for personal Securities holdings to AWM Compliance (see iv. Annual Acknowledgement of Personal Securities Holdings below). The information must be current as of a date no more than forty-five (45) days prior to the hire date.

(iii)	Quarterly Personal Securities Trading Reports (“PSTR”)

Within thirty (30) days of the end of each calendar quarter, all Employees must submit to AWM Compliance a PSTR for Securities, unless exempted by a division-specific requirement, if any.

Personal transactions in Deutsche funds and funds distributed by DeAWM Distributors, as well as transactions in any off-shore funds must be included in this report.

Employees that do not have any reportable transactions in a particular quarter must indicate as such in the reporting system for the respective quarter.

The following types of transactions do not have to be reported:

o	Transactions effected in an account in which the employee has no direct or indirect influence or control (i.e. discretionary/managed accounts) do not have to be reported;

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o	Transactions in Mutual Funds and closed end registered investment companies subject to periodic purchase plans are not required to be reported quarterly, but holdings may still require reporting annually (see iv. below);

o	Transactions effected pursuant to an automatic investment plan or as a result of a dividend reinvestment plan do not have to be reported but holdings will require reporting annually (see iv. below);

o	Bankers’ acceptances;

o	Bank Certificates of Deposits (“CDs”);

o	Commercial paper;

o	Money markets;

o	Direct obligations of the US Government;

o	High quality, short-term debt instruments (including repurchase agreements); and

o	US Mutual Funds (excluding Deutsche Mutual Funds).

(iv)	Annual Acknowledgement of Personal Securities Holdings

All Employees must submit to Compliance on an annual basis at a date specified by Compliance, a Personal Securities Holdings Report for all Securities and closed-end Mutual Fund holdings, unless exempted by a division-specific requirement, if any.

The information submitted must be current within forty-five (45) calendar days of the report date.

Personal holdings in Deutsche funds and funds distributed by DeAWM Distributors as well as holdings in any off-shore funds must be included in this report.

Employees that do not have any reportable securities holdings must indicate as such in the reporting system.

The following types of holdings do not have to be reported:

•	Securities held in accounts over which the employee had no direct or indirect influence or control (i.e. discretionary/managed accounts);

•	Bankers’ acceptances;

•	Bank CDs;

•	Commercial paper;

•	Money markets;

•	Direct obligations of the US Government;

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•	High quality, short-term Debt Instruments (including repurchase agreements); and

•	Mutual Funds other than Deutsche Mutual Funds and other funds distributed by DeAWM Distributors.

(v)	Annual Acknowledgement of Accounts

Once each year, at a date to be specified by Compliance, each Employee must acknowledge that they do or do not have brokerage and Mutual Fund Accounts. Employees with brokerage and Mutual Fund Accounts must acknowledge each Account.

F.	Confirmation of Compliance with Policies

Annually, each Employee is required to acknowledge that he or she has received the Code, as amended or updated, and confirm his or her adherence to it. Understanding and complying with the Code and truthfully completing the Acknowledgment are the obligations of each Employee. Failure to perform this obligation may result in the issuance of a Red Flag, which may result in disciplinary actions, including dismissal.

7.	Other Procedures/Restrictions

A.	Service on Boards of Directors

Service on Boards of publicly traded companies may be undertaken after approval from the appropriate Business Signatory Officer (“BSO”), Credit Risk Management (“CRM”) and Compliance, based upon a determination that these activities are consistent with the interests of DB and its clients. Employees serving as directors for publicly traded companies will not be permitted to participate in the process of making investment decisions on behalf of clients which involve the subject company.

B.	Outside Business Affiliations

Employees may not maintain outside business affiliations (e.g., officer, director, governor, trustee, part-time employment, etc.) without the prior written approval of the appropriate BSO, CRM (for Directorships and Partnerships) and Compliance. Employees may not engage in any activities on behalf of an approved outside business affiliation during company time or while using DB property (e.g., e-mail, internet) other than on a de minimis basis.

C.	Executorships

As a general rule, AWM discourages acceptance of executorships by members of the organization. However, family relationships may make it desirable to accept executorships under certain wills. In all cases (other than when acting as Executor for one's own spouse, domestic partner, parent or spouse's or domestic partner’s parent), it is necessary for the individual to have the written authorization of the appropriate BSO, CRM and Compliance.

Authorization to serve as an executor may be given in situations assuming that arrangements for the anticipated workload can be made without undue interference with the individual's responsibilities to DB. For example, this may require the employment of an agent to handle the large amount of detail which is usually involved. In such a case, the firm would expect the individual to retain the commission. There may be other exceptions which will be determined based upon the facts of each case.

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D.	Trusteeships

All trusteeships must have BSO, CRM and Compliance approval. The firm will normally authorize Employees to act as trustees for trusts of their immediate family. Other non-client trusteeships can conflict with our clients' interests so that acceptance of such trusteeships will be authorized only in unusual circumstances.

E.	Custodianships and Powers of Attorney

It is expected that most custodianships will be for minors of an individual’s immediate family. These will be considered as automatically authorized and do not require written approval of the Firm. However, the written approval from Compliance is required for all other custodianships. All such existing or prospective relationships must be reported in writing to AWM Compliance.

Entrustment with a Power of Attorney to execute Securities transactions on behalf of another requires written approval of Compliance. Authorization will only be granted if AWM believes such a role will not be unduly time consuming or create conflicts of interest.

Please see the Outside Business Interests Policy – Deutsche Bank Group for additional information.

F.	Gifts and Entertainment

Giving and receiving gifts and entertainment can create a conflict of interest or the appearance of a conflict of interest and may, in some instances, violate the law7. Employees may not accept or give gifts, entertainment, or other things of material value that would create the appearance that the gift or entertainment is intended to influence or reward the receipt of business, or otherwise affect an employee’s decision-making.

Gifts offered or received which have no undue influence on providing financial services may be permitted in accordance with the Gifts, Entertainment and Business Events Policy – DB Group. In addition, special circumstances may apply to Employees acting in certain capacities within the organization8.

Gifts and Entertainment to Public/Government Officials, Taft Hartley Union Officials and ERISA Plans and their Fiduciaries

The Department of Labor and other governmental agencies, legislative bodies and jurisdictions may have rules and regulations regarding the receipt of gifts by their employees or officials. In many cases, the giving of gifts or entertainment to these entities or individuals will be prohibited. Please see the Gifts, Entertainment and Business Events Policy – DB Group for further details.

7 Under the Bank Bribery Act and other applicable laws and regulations, severe penalties may be imposed on anyone who offers or accepts such improper payments or gifts. If you receive or are offered an improper payment or gift, or if you have any questions as to the application or interpretation of DB’s rules regarding the acceptance of gifts, you must bring the matter to the attention of the Compliance Department.

8 In accordance with regulations and practices in various jurisdictions, as well as the rules of the New York Stock Exchange and FINRA, certain Employees may be subject to more stringent gift-giving and receiving guidelines. In general, these rules apply to the receipt of gifts by and from “associated persons” or where such gratuity is in relation to the business of the employer. If you have any questions regarding your role relative to these rules contact Compliance.

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Non-Cash Compensation

Employees, Registered Representatives and Associated Persons of Deutsche Asset Management broker-dealer affiliates must also comply with Financial Industry Regulatory Authority (“FINRA”) Rules governing the payment of Non-Cash Compensation. Non-Cash Compensation encompasses any form of compensation received in connection with the sale and distribution of variable contracts and investment company securities that is not cash compensation, including, but not limited to, merchandise, gifts and prizes, travel expenses, meals and lodging.

For more information on the policy refer to the DeAWM Distributors, Inc. Written Supervisory Procedures Manual – AWM US.

G.	Rules for Dealing with Governmental Officials and Political Candidates

(i)	Corporate Payments or Political Contributions

No corporate payments or gifts of value may be made to any outside party, including any government official or political candidate or official, for the purpose of securing or retaining business for DB or influencing any decision on its behalf.

The Federal Election Campaign Act prohibits corporations and labor organizations from using their general treasury funds to make contributions or expenditures in connection with federal elections, and therefore DB departments may not make contributions to US Federal political parties or candidates. The Political Contributions into the US and US Lobbying Activities Policy does not permit corporate political contributions in federal, state or local elections. It also states that no employee may be compensated by the Firm for, or cause the Firm to reimburse, any Political Contributions.

Under the Foreign Corrupt Practices Act, Bank Bribery Law, Elections Law and other applicable regulations, severe penalties may be imposed on DB and on individuals who violate these laws and regulations. Similar laws and regulations may also apply in various countries and legal jurisdictions where DB does business. See the Anti-Bribery and Corruption Policy - DB Group.

(ii)	Personal Political Contributions

Employees must pre-clear ALL political contributions before making or soliciting such contributions using Political Contributions, Gifts and Entertainment Management System (“PGEMS”). This includes contributions that are paid from accounts held in the name of the employee and those jointly held with others regardless of who made the contribution. A political contribution made on behalf of an employee's spouse, dependent children and/or unemancipated minors may all also need to be pre-cleared depending on state or municipal reporting requirements.

No personal payments or gifts of value may be made to any outside party, including any government official or political candidate or official, for the purpose of securing business for DB or influencing any decision on its behalf. Employees should always exercise care and good judgment to avoid making any political contribution that may give rise to a conflict of interest or the appearance of conflict. If an AWM business unit engages in business with a particular governmental entity or official, Employees should avoid making personal political contributions to officials or candidates who may appear to be in a position to influence the award of business to DB. All political contributions should be made in accordance with AWM policies and procedures.

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For more information, please see the Political Contributions into the US and US Lobbying Activities Policy.

H.	Confidentiality

Employees must not divulge contemplated or completed Securities transactions or trading strategies of DB clients to any person, except as required by the performance of such person’s duties and only on a need-to-know basis. In addition, the standards contained in the Information Security Principles – DB Group, the Handling Confidential and Non-Public, Price Sensitive Information and Chinese Walls Policy - DB Group, as well as those within the Code of Professional Conduct – US must be observed.

8.	Supervision

Supervisors and other relevant managers are responsible for instituting reasonable measures designed to achieve compliance with this Code. Such measures include a prompt and thorough review of pre- clearance requests and rejection of inappropriate transactions. If an unusual activity has been identified, the Supervisor, in accordance to the WSP, should escalate the issue to his/her Supervisor or to Human Resources, Compliance, AML and/or Legal as appropriate. If misconduct has been identified, the Supervisor is responsible for taking any remedial and/or disciplinary action, as appropriate in accordance with DB policies and procedures.

Additionally, AWM has implemented the Global Supervisory System (“GSS”) which captures the documentation requirements set forth in specific procedures. Supervisors must complete the appropriate GSS certification to facilitate the formal evidence that they performed their supervisory obligations, which includes the review of Code of Ethics.

When reviewing pre-clearance requests for Employee trades, supervisors (or designees) should focus attention on the following:

•	Transactions suggesting misuse of confidential, proprietary or material non-public (inside information, non-public, price-sensitive information (“non-public PSI”), or PSI);

•	Transactions that appear excessive in terms of known financial resources;

•	High risk or aggressive transactions or strategies that may be inconsistent with known financial resources or ordinary patterns of trading;

•	Transactions involving any of the prohibited activities listed in this Code;

•	Concentration in a specific security that could influence an Employee’s judgment or objectivity in recommending transactions in the same security;

•	Potential conflicts of interests;

•	Past, present or future transactions or business in which the Employee has or will be expected to undertake on behalf of DB or clients in connection with the security to be traded;

•	Frequency of trading, taking into account proportion to working hours; and

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•	The nature of the transaction and relationship it may have to previous transactions.

For more information, please refer to the Employee and Employee-Related Accounts Trading Policy & Procedures – Americas, APAC, EMEA (ex-Germany) Policy.

9.	Sanctions and Red Flags

The Red Flags process is an integral part of the Bank’s global risk culture initiatives, aimed at embedding a strong risk culture across the Bank. This includes making sure the firm only rewards the right behaviors. Employee trading is one of the categories that will be measured for compliance. An Employee’s Red Flags data will therefore be considered as one of the criteria during performance management, compensation and promotion decisions. Any Employee who violates the Code may be subject to the issuance of a Red Flag resulting in disciplinary actions, including possible termination of employment. In addition, Securities transactions executed in violation of the Code, such as short-term trading or trading during blackout periods, may subject the Employee to unwinding the trade and/or disgorging of the profits or other financial penalties. Code of Ethics violations are reported to Business Management on a quarterly basis. Finally, violations and suspected violations of criminal laws will be reported to the appropriate authorities as required by applicable laws and regulations. Additional information regarding AWM’s Red Flags Program can be found at the following link:

http://risk.intranet.db.com/content/monitoring_28596.html.

10.	Interpretations and Exceptions

AWM Compliance shall have the right to make final and binding interpretations of the Code and may grant an exception to certain of the above restrictions, as long as no abuse or potential abuse is involved. Each Employee must obtain approval from AWM Compliance before taking action regarding such an exception. Any questions regarding the applicability, meaning or administration of the Code shall be referred in advance of any contemplated transaction to AWM Compliance.

11.	Business-Line and Infrastructure Controls

In addition to the Supervisory responsibilities described above, all impacted business and infrastructure units are required to adopt, implement, and maintain procedures to ensure compliance with the Code. At a minimum, such procedures must: (i) assign roles and responsibilities for carrying out the procedures; (ii) identify clear escalation paths for identified breaches of the procedures; and (iii) for non-dedicated procedures (i.e., desk manuals), contain a legend or table mapping the procedures to this Policy (e.g., cross-referencing Section or page numbers).

12.	Associated Policies

•	Code of Business Conduct and Ethics – DB Group
•	CCF Risk Categories – Written Supervisory Procedures – DeAWM
•	Gifts, Entertainment and Business Events Policy – DB Group
•	Handling Confidential and Non-Public, Price Sensitive Information and Chinese Walls Policy – DB Group
•	Anti-Bribery and Corruption Policy – DB Group
•	Employee Trading Policy – DB Group
•	Information Security Principles – DB Group
•	Restricted List Policy – DB Group

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•	Code of Professional Conduct – US
•	Outside Business Interests Policy – Deutsche Bank Group
•	Employee and Employee-Related Accounts Trading Policy & Procedures – Americas, APAC, EMEA (ex-Germany)
•	Political Contributions to US Officials and US Lobbying Activities Policy
•	DeAWM Distributors, Inc. Written Supervisory Procedures Manual – AWM US
•	Whistleblower Policy – Deutsche Bank Group

12.	Authoritative Guidance

•	Rule 204A-1 of the Investment Advisers Act of 1940
•	Section 17(j) and Rule 17j-1 under the Investment Company Act of 1940

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Document Title	Code of Ethics – AWM US
Language	English
English Title
Translation	No
Classification	Policy (Level 3)
Regulatory Extract	No
Policy Producing Function	Compliance
Compliance Category	Fiduciary Duties
Document Author	Dba-Compliance Communications (dba- compliance.communications@db.com)
Document Approver	Robert Kloby (robert.a.kloby@db.com)
Portfolio Owner	Maureen Schneider (maureen.schneider@db.com)
Document Contact	Erik Mogavero, Donna-M White
Legal or Regulatory Requirement	Yes
Functional Applicability	Deutsche Asset & Wealth Management (Deutsche AWM),Infrastructure
Geographic Applicability	USA
Original Issue Date	01 June 2004
Last Review Date	07 October 2015
Next Review Date	06 October 2016
Version	13.0